Exhibit 10.2

AMENDMENT NO. 2 TO

ALLIANT TECHSYSTEMS INC.

DEFINED CONTRIBUTION SUPPLEMENTAL

EXECUTIVE RETIREMENT PLAN

Amended as of January 1, 2012

The Alliant Techsystems Inc. Defined Contribution Supplemental Executive Retirement Plan (“Plan”) as amended and restated effective October 29, 2007 is hereby amended effective January 1, 2012, to amend the Plan as follows:

I. Section 3.3 is hereby amended to read in its entirety as follows:

3.3                                 Vesting.    If a Participant either dies, attains age 65 or becomes Totally Disabled (as defined in the 401(k) Plan) while employed by the Company, he or she shall be fully (100%) vested in his or her Account Balance under the Plan.  In addition, all Participants who are actively employed by the Company shall become fully (100%) vested in their Account Balances under the Plan if the Company experiences a “Change in Control” (as defined in the Alliant Techsystems Inc. Pension and Retirement Plan).  Otherwise, a Participant shall become vested in his or her Account Balance under the Plan in accordance with the following schedule:

Vesting Service Completed	Vested Percentage
Less than 3 years	0%
3 or more years	100%

Notwithstanding the foregoing, all benefits under this Plan shall be permanently forfeited upon the determination by the PRC (or by the Committee for Section 16 Officers) that the Participant, either before or after Termination of Employment:

(a)                                 engaged in criminal or fraudulent conduct resulting in material harm to the Company or an affiliate of the Company; or

(b)                                made an unauthorized disclosure to any competitor of any material confidential information, trade information or trade secrets of the Company or an affiliate of the Company; or

(c)                                 provided the Company or an affiliate of the Company with materially false reports concerning his or her business interests or employment; or

(d)                                made materially false representations which are relied upon by the Company or an affiliate of the Company in furnishing information to an affiliate, partner, stockholders, accountants , auditor, a stock exchange, the Securities and Exchange Commission or any regulatory or governmental agency; or

(e)                                 maintained an undisclosed, unauthorized and material conflict of interest in the discharge of the duties owed by him or her to the Company or an affiliate of the Company; or

(f)                                   engaged in conduct causing a serious violation of state or federal law by the Company or an affiliate of the Company; or

(g)                                engaged in theft of assets or funds of the Company or an affiliate of the Company; or

(h)                                has been convicted of any crime which directly or indirectly arose out of his or her employment relationship with the Company or an affiliate of the Company or materially affected his or her ability to discharge the duties of his or her employment with the Company or an affiliate of the Company; or

(i)                                    engaged during his or her employment with an Employer or within two (2) years after termination of employment with an Employer in any employment with a competitor, or engaged in any activity in competition with the Company, without the consent of the Company.